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                       EXHIBIT "1"

                      BILL OF SALE

     Rick A. Elina d/b/a Elina & Associates ("Seller"), for Seventy Thousand (70,000) shares of the common stock of Alliance Health, Inc. and other good and valuable consideration to him in hand paid, the receipt and adequacy of which are hereby acknowledged, hereby sells, sets over, assigns, transfers and delivers unto Alliance Health, Inc. ("Purchaser"), its successors and assigns, all of the property ("Property") described and/or listed on Exhibit "A", attached hereto and fully incorporated herein for all purposes.

     To Have and To Hold unto Purchaser, its successors and assigns, forever. Seller represents and warrants that he is the sole and lawful owner of the Property, free and clear of all liens and encumbrances and has good and lawful right to transfer and dispose of the Property by and in this Bill of Sale, and that he shall and will forever warrant and defend the title to the Property against the claims and demands of any and all persons and entities whomsoever.

     Seller further agrees that he will execute and deliver any and all conveyances, deeds, assignments, bills of sale, certificates, instruments of transfer, and other documents which may be necessary or appropriate to fully effectuate the terms hereof, and to vest in the Purchaser, its representatives, successors, and assigns, title in and to each and all of the above-described assets and properties.

     This instrument is effective as of the 15th day of March, 1996. This instrument was executed on the date of the acknowledgment set forth below.

                            Seller:




                              /s/ Rick A. Elina d/b/a
                                 Elina & Associates

THE STATE OF TEXAS      )
                        )
COUNTY OF DALLAS        )

     This instrument was acknowledged before me on the 15th day of March, 1996, by Rick A. Elina d/d/a Elina & Associates.


                          /s/ K. A. Underwood
                         Notary Public, State of Texas

My Commission Expires:
1/19/99
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                            EXHIBIT "A"

Furniture, Fixtures and Equipment

15 Computers (3 are rentals)
1 HP Laser Jet 4 Plus Printer
1 High Speed Epson Printer DFX 5000
1 Fax Machine Broither Intellifax
1 AN Router
1 On-Site Repeater
6 Metal Desks and Chairs
2-(6) Wood Desks
2-(4) Wood Shelves
10 File Cabinets
1 16-Line Phone System with 12-14 Phones, Samsung ProStar 56EY
1 Alarm System
1 Thermal Printer
Various Tables, Chairs and Credenzas
Time Clock
1 UPS